Exhibit 23.4

Consent of Independent Valuation Advisor

We hereby consent to (1) the reference to our name and the description of our role under the headings “Net Asset Value Calculation and Valuation Guidelines—Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines—Valuation of Properties” in Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 (Commission File No. 333-180356) (“Post-Effective Amendment No. 6”) of RREEF Property Trust, Inc. (the “Company”), to be filed on the date hereof, and in the prospectus to be included therein (the “Prospectus”), and (2) the disclosure on page S-18 of Supplement No. 19 to the Prospectus, to be included in Post-Effective Amendment No. 6, that the amount presented under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Valuation of Properties” represents the estimated market value of the Company’s real property as of the date presented.

/s/ Altus Group U.S. Inc.

Altus Group U.S. Inc.

New York, New York

March 11, 2014